U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

 I hereby authorize Mary E. Bowler, Corporate

Secretary and Corporate Counsel, or any Assistant

Secretary, or their respective successors in office,

to sign and file on my behalf SEC Forms 3, 4 and 5 or

any other SEC forms relating to changes in beneficial

ownership of securities of E. I. du Pont de Nemours

and Company. This authorization shall remain in effect

as long as I am a director of DuPont unless it is

earlier specifically revoked by me.

Very truly yours,

Alexander M. Cutler

Director

Date: May 2, 2008